EXHIBIT 10.8

CONFIDENTIAL TREATMENT REQUESTED

QWEST COMMUNICATIONS CORPORATION

Web Hosting and Internet Access Service Agreement

Section I. General Terms and Conditions

1. General. This Agreement (the “Agreement”) is made as of the date set forth below Qwest’s signature (the “Effective Date”) by and between Qwest Communications Corporation with an address at 1801 California Street, Suite 3800, Denver, CO 80202 (“Qwest”) and the Customer (“Customer”) listed below and on Addendum B-1 attached hereto and made a part hereof. “Service” shall mean the Qwest internet access and hosting services provided hereunder as described more fully in the Service Description which is incorporated by reference herein and which is attached hereto as Addendum B-2 (the “Service Description”).

2. Rates and Charges; Payment. Customer agrees to pay all applicable rates and charges set forth on each Addendum applicable to any Services acquired hereunder. In addition to such fees, Customer shall be responsible for any and all fees and taxes, if any, which may be imposed by any Internet registration authority, in connection with the registration and maintenance of Customer’s domain name(s) and/or Internet addresses, if any. Billing for the recurring component of the Services shall be monthly in advance. Payment for the non-recurring component of the Services, including initial set-up and installation fees, shall be payable upon execution of the applicable Addendum. Charges shall be due upon Customer’s receipt of invoice and payable within thirty (30) days of such date. Any amount not paid within such period shall bear interest at the lesser of (i) the rate of 1 1/2% per month, or (ii) the highest rate permitted by applicable law. If Customer disputes any portion of an invoice, Customer shall timely pay the full invoiced amount and provide Qwest, within thirty (30) days of payment, a written statement supporting Customer’s position regarding the dispute. Qwest shall determine in its good faith business judgment whether such invoiced items were erroneous, and shall issue a credit to Customer if it so determines. Qwest reserves the right to change or modify the fees for the Services, or eliminate or modify certain Services, upon not less than sixty (60) days advance written notice to Customer. [***] Customer will pay all sales and use taxes arising in connection with the Services. Customer’s execution of this Agreement signifies Customer’s acceptance of Qwest’s initial and continuing credit review and approval. Qwest reserves the right to withhold implementation of Services pending Qwest’s credit review and may condition initiation of Service on a deposit or such other means to establish reasonable assurance of payment.

3. Term and Termination.

(a) This Agreement shall be effective upon the Effective Date and continue until the expiration (or termination) of all Addenda issued pursuant hereto. Unless otherwise set forth in any Addendum, the term with respect to each individual Addendum (its “Term”) shall commence on the date upon which the Customer Equipment (as defined in Section II.1 hereof) is installed at Data Center, and continue for a period of twelve (12) months. Any Addendum may be terminated by either party at the end of its applicable Term by giving written notice at least thirty (30) days prior thereto, but in the absence of such notice, such Addendum shall automatically renew on a month-to-month basis at the then-available standard rates. In the event Customer terminates the Agreement with respect to any Addendum prior to the conclusion of the Term, Customer shall pay to Qwest all charges for Services provided through the effective date of such cancellation plus a cancellation charge determined as follows: (a) if the Term for the cancelled Services is one (1) year or less, then the cancellation charge shall be an amount equal to the balance of the monthly Services charges (then in effect at the time of cancellation) for such cancelled Services that would otherwise have become due for the unexpired balance of the Term; (b) if the Term for the canceled Services is longer than one (1) year and such cancellation becomes effective prior to the completion of the first year of the Term, the cancellation charge shall be an amount equal to the balance of the monthly Services charges (then in effect at the time of cancellation) for such cancelled Services that otherwise would have become due for the unexpired portion of the first year of the Term, plus [***] percent ([***]%) of the balance of such monthly charges for the remainder of the Term beyond the first year; and (c) if the Term for the cancelled Services is longer than one (1) year and such cancellation becomes effective after completion of the first year of the Term, the cancellation charge shall be an amount equal to [***] percent ([***]%) of the balance of the monthly Services charges (then in effect at the time of cancellation) for such cancelled Services that otherwise would have become due and payable for the unexpired portion of the Term. In addition, if Customer was granted a discount or waiver with respect to any non-recurring charges based on the duration of Customer’s Term commitment (an “NRC Discount”), then Customer shall also pay an amount equal to the NRC Discount. It is agreed that Qwest’s damages if Services are cancelled prior to the completion of the Term shall be difficult or impossible to ascertain, thus the amounts set forth herein are intended to establish liquidated damages in the event of cancellation and are not intended as a penalty.

(b) Either party may terminate this Agreement and/or cease or suspend the provision of any Services for Cause provided written notice specifying the Cause for termination and requesting correction within thirty (30) days is given the other party and such Cause is not cured within such thirty (30) day period. Cause is defined as a failure by a party to perform a material obligation under this Agreement, which failure is not remedied by said defaulting party within thirty (30) days after receipt of written notice thereof, with the exception that Customer’s payment obligations must be remedied within five (5) days after receipt of written notice and Customer’s external bandwidth usage matching obligations under Section II.3 of this Agreement must be remedied within ten (10) days after receipt of written notice from Qwest. Notwithstanding the above, Qwest may terminate this Agreement and/or cease or suspend the provision of any Services immediately in the event of a violation of the AUP (as hereinafter defined) or Customer’s obligations under Section 6 or conduct that Qwest, in its sole discretion, believes may subject Qwest to civil or criminal litigation, charges, and/or damages. Notwithstanding any of the above, Qwest may terminate this Agreement and/or cease or suspend the provision of all or any part of the Service immediately upon notice if i) Customer or its End Users repeatedly violate the AUP violations which remains uncured after notice of violation previous notifications by Qwest (“Uncured AUP Offenses”); or ii) Qwest becomes aware of a violation of any applicable law or regulation or activity, including but not limited to a violation of the AUP, that exposes the Qwest’s or Qwest customer’s network or property to harm or exposes Qwest to criminal or civil liability, as determined in good-faith through the reasonable and sole discretion of Qwest (“AUP Emergency”). Qwest does not monitor or exercise any editorial control over content or material transmitted or stored via the Service, but reserves the right to do so in order to respond to violations of this AUP and to cooperate with legal authorities or third parties in the investigation of alleged wrongdoing in connection with Service. Qwest does not actively monitor Customer’s use of Service on a continuous basis but will upon reasonable suspicion or if required by a third party with appropriate jurisdiction. Except for an AUP Emergency or as may otherwise be required by law, Qwest will use reasonable efforts to notify Customer prior to suspending or terminating Service for violation of the AUP, Qwest will attempt to notify Customer by any reasonably practical means under the circumstances, such as, without limitation, by telephone or e-mail. Any Suspension or termination by Qwest for an AUP violation pursuant to this Section shall be executed on a limited basis as reasonably practical under the circumstances to address the underlying violation breach. If Qwest has suspended the Services pursuant to this Section, Qwest shall require a reconnection fee in order to resume service. Termination of this Agreement by Qwest pursuant to this section or by Customer in whole or in part without Cause shall not relieve Customer of its obligation to pay all fees for Services accrued and owing up to and including the date of termination or otherwise payable pursuant to Subsection 3(a) above, nor shall it preclude Qwest from pursuing any other remedies available to it, at law or in equity. If Customer terminates this Agreement for Cause, Customer shall not be responsible for cancellation charges defined in Subsection 3(a) of this Agreement.

(c) In the event a law or regulatory action prohibits, substantially impairs or makes impractical the provision of any Services under this Agreement, as determined by Qwest, Qwest may, at its option and without liability, terminate this Agreement or modify any Services or the terms and conditions of this Agreement in order to conform to such action (a “Regulatory Modification”), provided however, that Qwest shall provide thirty (30) days prior written notice to Customer of any such Regulatory Modification, except that Qwest may reduce the foregoing notice period, if reasonably necessary under the circumstances. Use by Customer of the Services for a period of thirty (30) days after implementation of such Regulatory Modification shall constitute acceptance of such changes.

(d) Notwithstanding anything in this Agreement, Customer may, upon thirty (30) days prior written notice, terminate this Agreement at any time without further liability (other than usage charges accrued and not yet paid and any applicable third party early termination charges) so long as Customer’s aggregate Contributing Hosting Charges (as defined below) through the date of termination equals or exceeds [***] Dollars ($[***]).

4. Revenue Commitment. Customer’s “Contributing Hosting Charges” (as defined below) during each annual period of the Term must equal or exceed [***] Dollars ($[***]) (the “Revenue Commitment”) in Qwest Hosting Service as set forth and ordered hereunder. For purposes of this Agreement, “Contributing Hosting Charges” is the aggregate amount, after application of any discounts, charged by Qwest to Customer for Hosting Service provided hereunder including but not limited to Rack Space, Cage Space, Power, and Bandwidth. “Excluded Charges” consists of the following: (i) dedicated access/egress (or related) charges imposed by third parties

*** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

QWEST COMMUNICATIONS CORPORATION

Web Hosting and Internet Access Service Agreement

(such as local exchange carriers); (ii) non-recurring charges (“NRCs”); (iii) COC charges; (iv) taxes; (v) surcharges and tax-like surcharges. Excluded Charges will not be included in the calculation of the Customer’s Contributing Hosting Charges. If, during any annual period of the Term, Customer’s Contributing Hosting Charges hereunder for such annual period are less than the Revenue Commitment, Customer shall pay (i) all accrued but unpaid usage and other charges during such annual period; and (ii) the difference between the Contributing Hosting Charges during such annual period and the Revenue Commitment for such Annual Period (the “Underutilization Charges”).

5. Business Downturn. In the event that a business downturn beyond Customer’s control significantly reduces the size or scope of Customer’s operations and the volume of Qwest Service (Agreement) services required by Customer, with the result that Customer will be unable to satisfy its Revenue Commitment requirement under this Agreement (notwithstanding Customer’s best efforts to avoid such a shortfall), Qwest and Customer will cooperate in efforts to develop a mutually agreeable alternative proposal (“Alternative Proposal”) whereby Customer’s newly negotiated Revenue Commitment under such Alternative Proposal is not less then [***] percent ([***]%) of the Revenue Commitment under this Agreement and that the parties will address the concerns of both parties and comply with all applicable legal and regulatory requirements and restrictions. By way of example and not limitation, such Alternative Proposal may include changes in discounts, credits, revenue and/or volume commitments, the Term, and other provisions; for example, the Term may be extended up to [***] months in proportion to the volume decrease attributable to the business downturn in order to satisfy the cumulative total of all unaccrued Revenue Commitments. The maximum term extension in any Alternate Proposal shall not exceed [***] months. Customer specifically acknowledges that any reduction in the Revenue Commitment will entail pricing based on Customer’s adjusted commitment.

This provision shall not apply to a change resulting from a decision by Customer to: (a) reduce its overall use of telecommunications services; (b) alter its telecommunications network architecture; or (c) transfer portions of its telecommunications traffic or projected growth to carriers other than Qwest. This provision shall only apply during the first twelve months of the Term of this Agreement and may only be invoked one (1) time by Customer. Customer must give Qwest immediate written notice of the conditions it believes will require application of this provision. This provision does not constitute a waiver of any charges incurred by Customer prior to the time the parties mutually agree to amend or replace this Agreement. If, after negotiating in good faith, the parties do not mutually agree on an alternative proposal, all terms and conditions of this Agreement shall remain in full force and effect. Qwest will prepare and file any Service (Service Agreement) revisions, if necessary, to implement such amendment or new agreement, subject to all applicable legal requirements, including the requirements of the Act.

6. Rights and Obligations of Customer. Customer represents and warrants that (a) it has full right and authority to enter into this Agreement; (b) it will not use the Services in any manner which is in violation of any law or governmental regulation, or Qwest’s Acceptable Use Policy (“AUP”) as amended from time to time by Qwest, which AUP is posted on Qwest’s web site at (www.qwest.com); (c) the “Customer Data” (as hereinafter defined) will not violate or infringe the rights of others, including, without limitation, any patent, copyright, trademark, trade dress, trade secret, privacy, publicity, or other personal or proprietary right; (d) the Customer Data will not include indecent or obscene material or constitute a defamation or libel of Qwest or any third party and will not result in the obligation of Qwest to make payment of any third party licensing fees; and (e) it will comply with all relevant export and encryption laws and regulations of the United States (“Export Laws”). For purposes of this Section 6, “Customer Data” shall mean the text, data, images, sounds, photographs, illustrations, graphics, programs, code and other materials transmitted through the Services hereunder.

7. Equipment or Software not provided by Qwest. Except only as may be set forth in an Addendum to this Agreement, Customer shall be solely responsible for the installation, operation, maintenance, use and compatibility of equipment or software not provided by Qwest and Qwest shall have no responsibility or liability in connection therewith. In the event that equipment or software not provided by Qwest which impairs Customer’s use of any Services: (a) Customer shall nonetheless be liable for payment for all Services provided by Qwest, and (b) any service specifications or service levels (and corresponding service credits) generally applicable to the Services shall not apply. Customer shall cooperate with Qwest in setting the initial configuration for its equipment’s interface with the Services and comply with Qwest’s instructions in connection therewith.

8. Rights and Obligations of Qwest; Disclaimer of Warranties

(a) As may be set forth in the Addendum, Qwest will secure domain names and assign IP address space (subject to reasonable availability) for the benefit of Customer during the Term, and Qwest will route those addresses on Qwest’s network; it being understood and agreed that neither Customer nor any of its “Users” (as defined in the AUP) shall have the right to route these addresses. Customer understands and agrees that it shall have no ownership interest in any IP address which Qwest obtains on Customer’s behalf and that Qwest shall retain ownership of all such IP addresses, and upon termination of the Agreement, Customer’s access to and utilization of such IP addresses shall terminate.

(b) Customer agrees that it is solely responsible for assessing its own computer and transmission network needs and the results to be obtained therefrom and Qwest exercises no control whatsoever over the merchandise, information and services offered or accessible on the Internet. Qwest shall use commercially reasonable efforts to (i) monitor its network and its interconnection to other networks and (ii) maintain its network, including interconnections in an operational state, other than for scheduled maintenance, in order to provide Services in accordance with any applicable service level agreement (the “SLA”). CUSTOMER ASSUMES TOTAL RESPONSIBILITY FOR CUSTOMER’S USE AND USERS’ USE OF THE SERVICES, SOFTWARE OR EQUIPMENT PROVIDED BY QWEST, IF ANY, AND THE INTERNET. CUSTOMER UNDERSTANDS AND AGREES FURTHER THAT THE INTERNET (1) CONTAINS MATERIALS SOME OF WHICH ARE SEXUALLY EXPLICIT OR MAY BE OFFENSIVE AND (2) IS ACCESSIBLE BY PERSONS WHO MAY ATTEMPT TO BREACH THE SECURITY OF QWEST’S AND/OR CUSTOMER’S NETWORK. QWEST HAS NO CONTROL OVER AND EXPRESSLY DISCLAIMS ANY LIABILITY OR RESPONSIBILITY WHATSOEVER FOR SUCH MATERIALS OR ACTIONS AND CUSTOMER AND CUSTOMER’S USERS ACCESS THE SERVICES AT CUSTOMER’S OWN RISK. EXCEPT AS SPECIFICALLY SET FORTH HEREIN OR IN THE ADDENDUM, THE SERVICES, FACILITIES AND RELATED SOFTWARE AND/OR EQUIPMENT PROVIDED BY QWEST, IF ANY, ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NONINFRINGEMENT OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NO ADVICE OR INFORMATION GIVEN BY QWEST, ITS AFFILIATES OR ITS CONTRACTORS OR THEIR RESPECTIVE EMPLOYEES SHALL CREATE A WARRANTY. Some states do not allow the limitation of implied warranty, and therefore certain provisions may not apply to customers located in those states.

9. Limitation of Liability. TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL QWEST, ITS AFFILIATES OR AGENTS BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOST OR IMPUTED PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES ARISING FROM OR RELATED TO THE SERVICES OR THIS AGREEMENT WHETHER FOR, AMONG OTHER THINGS, BREACH OF WARRANTY OR ANY OBLIGATION ARISING THEREFROM, AND WHETHER LIABILITY IS ASSERTED IN, AMONG OTHER THINGS, CONTRACT OR TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND STRICT PRODUCT LIABILITY) WHETHER OR NOT QWEST HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. QWEST’S LIABILITY HEREUNDER SHALL IN NO EVENT EXCEED AN AMOUNT EQUAL TO THE [***] CHARGE PAID BY CUSTOMER FOR SERVICES UNDER THIS AGREEMENT, OR IN THE CASE THAT THE CLAIM PERTAINS TO A PARTICULAR SERVICE, THE [***] CHARGE PAID BY CUSTOMER FOR THE PARTICULAR SERVICE TO WHICH THE CLAIM PERTAINS (THE “AFFECTED SERVICE”), SUCH [***] CHARGE TO BE CALCULATED DURING THE PERIOD FROM EXECUTION OF THE AGREEMENT OR THE ADDENDUM PERTAINING TO THE AFFECTED SERVICE TO THE DATE A CLAIM IS MADE. CUSTOMER HEREBY WAIVES ANY CLAIM THAT THESE EXCLUSIONS DEPRIVE IT OF AN ADEQUATE REMEDY OR CAUSE THIS AGREEMENT TO FAIL OF ITS ESSENTIAL PURPOSE. Except as specifically set forth in the SLA, the foregoing sets forth Customer’s exclusive remedy for breach of this Agreement by Qwest. Some states do not allow the exclusion of incidental or consequential damages, and therefore certain provisions hereof may not apply to customers located in those states. The provisions of this section allocate the risks between Qwest and Customer and Qwest’s pricing reflects the allocation of risk and limitation of liability specified herein.

10. Indemnity. Customer agrees to defend, indemnify and hold Qwest and its affiliates harmless from any and all liabilities, costs and expenses, including reasonable attorneys’ fees, related to or arising from: (a) any breach of this Agreement by Customer or Users; (b) the use of the Services or the Internet or the placement or transmission of any materials on the

*** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

QWEST COMMUNICATIONS CORPORATION

Web Hosting and Internet Access Service Agreement

Internet by Customer or Users, including but not limited to any Customer Data; (c) acts or omissions of Customer, Customer’s agents or contractors in connection with the installation, maintenance, presence, use or removal of equipment or software not provided by Qwest in connection with the provision of the Services; and (d) claims for infringement of any third party proprietary right, including copyright, patent, trade secret and trademark rights, arising from the use of any services, equipment and software not provided by Qwest.

11. Non-Solicitation of Employees. Neither party shall, during the Term of this Agreement and for a period of one (1) year thereafter, directly and knowingly solicit, employ, offer to employ, or engage as a consultant, any employee of the other party with whom such party had contact pursuant to this Agreement.

12. Assignment. Neither party may assign this Agreement or any of its rights or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any attempted assignment without such prior written consent shall be void. Notwithstanding the foregoing, either party may assign all or part of this Agreement immediately without the prior written consent of the other party (a) to any entity that controls, is controlled by or is in common control with such party; (b) to any successor-in-interest to such party; or (c) in the case of Qwest only, if necessary to satisfy the rules, regulations and/or orders of any federal, state or local governmental agency or body.

13. Miscellaneous. Any dispute relating to this Agreement shall be submitted for binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association and judgment on any award entered therein may be entered in any court of competent jurisdiction. The venue for any such arbitration shall be San Francisco, California. In the event that any portion of this Agreement is held to be unenforceable, the unenforceable portion shall be construed as nearly as possible to reflect the original intent of the parties and the remainder of the provisions shall remain in full force and effect. Qwest’s failure to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver of any of its rights hereunder. Qwest is acting as an independent contractor and shall have exclusive control of the manner and means of performing its obligations. Qwest will not be responsible for performance of its obligations hereunder where delayed or hindered by war, riots, embargoes, strikes or acts of its vendors, suppliers or workmen, accidents, acts of God, or any other event beyond its control. All notices, including notices of address changes contemplated hereunder shall be sent by registered or certified mail or by overnight commercial delivery to the following addresses and will be considered given either: (i) when delivered in person to the recipient named on the signature page; (ii) when deposited in either registered or certified U.S. Mail, return receipt requested, postage prepaid; or (iii) when delivered to an overnight courier service.

To Qwest:	Qwest Communications Corporation:
1801 California Street, Suite 3800
Denver, Colorado 80202
Facsimile #: (303) 308-0835
Attention: Legal Department

To Customer:	Salesforce.com
One Market Street, Suite 300
San Francisco, CA 94105
Facsimile #:
Attention:

In any proceeding to enforce the terms of this Agreement, the party prevailing shall be entitled to recover all of its expenses, including, without limitation, reasonable attorney’s fees. The terms and conditions of this Agreement, including all Addenda, shall prevail notwithstanding any different or additional terms and conditions of any purchase order or other form for purchase or payment submitted by Customer to Qwest. All terms and provisions of this Agreement which should by their nature survive the termination of this Agreement shall so survive. This Agreement may be executed in separate counterparts including facsimile copies, each of which shall be deemed an original, and all of which shall be deemed one and the same instrument and legally binding upon the parties. This Agreement, including the AUP (as amended from time to time), any Order Forms accepted hereunder and the Addenda attached hereto and made part hereof, constitute the entire agreement between Customer and Qwest with respect to the Services and supersedes all prior offers, contracts, agreements, representations and understandings made to or with Customer by Qwest, whether oral or written, relating to the subject matter hereof. This Agreement shall be governed by the laws of the State of New York. Any cause of action Customer may have with respect to the Service must be commenced within eighteen months after the claim or cause of action arises or such claim or cause of action is barred.

Section II. Hosting Terms and Conditions

II. 1. Definitions.

(a)	“Customer Equipment” shall mean certain electronic equipment of Customer, including without limitation, computer servers and ancillary equipment which is installed within the “Premises” (as hereinafter defined) and is described in Addendum B-1.

(b)	“Customer Representative” shall refer to a person that Customer designates in writing as having authority to have access to the Data Center and Premises on Customer’s behalf. Customer may designate no more than three (3) Customer Representatives, but may replace a Customer Representative upon ten (10) business days prior written notice.

(c)	“Customer Web Site” is a customer application which: (i) is comprised of the Customer Data; (ii) resides on the Customer Equipment; and (iii) is accessible via the World Wide Web.

(d)	“CyberCenter” means the Qwest dedicated web hosting facility.

(e)	“Ethernet Bandwidth” means the high-speed network connection to the Internet via an Ethernet LAN connection from the Customer’s equipment to either the Qwest backbone (if Service is provided at an Out of Region CyberCenter) or to the GSP backbone (if the Service is provided at an In Region CyberCenter).

(f)	“GSP” means Global Service Provider that provides connectivity to the global Internet In Region.

(g)	“GSP Service” means the In Region Internet connectivity provided by the GSP pursuant to the GSP agreement.

(h)	“In Region” (or “IR”) means those states in which Qwest is prohibited by law from providing InterLATA services (including GSP Service), which states are presently Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington, and Wyoming; provided, however, that any particular state in which Qwest receives authority to provide such InterLATA services shall no longer be deemed an In Region state.

(i)	“Order Form” means the dedicated webhosting and Internet access order form, attached hereto as Exhibit H-2.

(j)	“Out of Region” (or “OOR”) means those states which are not In Region states, which states are presently Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington, and Wyoming; provided, however, that any particular state in which Qwest receives authority to provide such InterLATA services shall thereafter be deemed an Out of Region state.

(k)	“Data Center” shall mean a particular Qwest facility within which the Premises are located and which is identified in Addendum B-1.

(l)	“Premises” shall refer to that area within a Data Center in which Customer Equipment is installed pursuant to this Agreement.

(m)	“Software” shall mean software (including third party software) and related documentation, if any, provided by Qwest to Customer in connection with any of the Services.

II.2. Hosting Order Form. The Order Form attached hereto sets forth the mutually-agreeable changes and/or additions to Customer’s existing Hosting Service as set forth in the Agreement and/or Addendum A-1 attached thereto (the “New Services”), and supplements the order form for Customer’s existing Hosting Service. Except as otherwise set forth in this Amendment or the Order Form attached hereto, the term of the New Services shall be as set forth on the attached Order Form. The Order Form attached hereto shall indicate only those changes and/or additions (including any requested quantities, if applicable) to Customer’s existing Hosting Services that Customer is requesting, and should not designate Customer’s existing Hosting Services. For example, if Customer’s existing Hosting Service consists of three (3) racks and Customer wishes to order one (1) more rack, the Order Form should indicate “1” as the quantity of racks ordered hereunder. If “not applicable,” then this section of the Order Form should remain blank. The New Services set forth in the Order Form attached hereto shall be added to, and constitute a part of, the Agreement and Customer’s existing Services. The New Services and the Order Form attached hereto shall be subject to all other terms and conditions of the Agreement.

CONFIDENTIAL

QWEST COMMUNICATIONS CORPORATION

Web Hosting and Internet Access Service Agreement

II.3. Ethernet Bandwidth. If Customer orders new Ethernet Bandwidth pricing (e.g., Customer upgrades its existing Ethernet Bandwidth from 10 Mbps to 100 Mbps, or migrates from “Flat Rate” to “Precise Burstable” Ethernet Bandwidth pricing), then the term commitment for such new Ethernet Bandwidth pricing shall equal the term commitment of Customer’s existing Ethernet Bandwidth Hosting Service (e.g., 1, 2, or 3 years) (“New Ethernet Term Commitment”). For example, if Customer executed a hosting agreement with two (2) year Ethernet Bandwidth pricing and wishes to order new (e.g., migration or upgrade) Ethernet Bandwidth pricing hereunder, the New Ethernet Term Commitment shall be two (2) years. The New Ethernet Term Commitment shall commence as of the Amendment Effective Date (as defined herein) and continue for the term commitment of the original Ethernet Bandwidth term. Under no circumstances may Customer decrease the Ethernet Bandwidth that Customer previously ordered pursuant to the Agreement. Customer shall match their Ethernet Bandwidth commitment to Qwest with the amount the Customer brings in from any other carrier.

II.4. Rates. Customer shall be obligated to pay all applicable monthly recurring charges (“MRCs”) and NRCs as set forth in the Order Form attached hereto. The MRCs and NRCs set forth in the Order Form attached hereto shall only apply to those New Services ordered hereunder and shall not apply to Customer’s existing Hosting Services. Pricing for non-standard hosting services other than those set forth in the Order Form attached hereto and/or the Agreement (including, without limitation, any non-standard professional or consulting service requested by Customer or an authorized representative of Customer) are provided by Qwest at Qwest’s then-current rates and/or prices. The rates set forth in the Order Form attached hereto do not include any costs associated with equipment, all of which charges shall be additional and provided pursuant to the terms and conditions of a separate agreement.

II.5. GSP. If Service is being provided by Qwest at an In Region CyberCenter, then: (i) In Region connectivity to the global Internet is provided by a separate GSP pursuant to the contract between the GSP and Customer (“GSP Service”); (ii) if Customer orders new Ethernet Bandwidth pricing, then Customer must execute a new, separate GSP agreement between the GSP and Customer for the GSP Service; and (iii) a separate MRC for such GSP Services will appear on customer invoices; provided, however, the total Ethernet MRCs for the Hosting Service (i.e., the sum of the GSP MRCs plus the Qwest MRCs) shall equal those MRCs listed under the “Total Ethernet MRCs” column heading of the “Ethernet Pricing Tables,” which is set forth in the Order Form attached hereto (Attachment 1). The applicable MRCs for the GSP Service provided by the GSP listed under the “GSP MRC” column of the Order Form (Attachment 1) are solely for illustrative purposes and for the convenience of the Customer. If Service is not being provided by Qwest at an In Region CyberCenter, then the applicable MRCs (e.g., 1 year, 2 year, etc.) for the Hosting Service provided by Qwest shall be those listed under the “Total Ethernet MRCs” column heading of the “Ethernet Pricing Tables,” which is set forth in the Order Form (Attachment 1), and the GSP Services and MRCs do not apply.

II.6 Grant of Licenses.

(a)	Qwest hereby grants to Customer a license (“License”) pursuant to which Customer may, as set forth in the Service Description and for the Term set forth herein: (i) locate, install or have Qwest install the Customer Equipment within the Premises; and (ii) access the Data Center(s) for the purpose of installing, maintaining, and operating the Customer Equipment and/or Customer Web Site within the Premises. The License is subject and subordinate to the underlying ground or facilities lease or other superior right by which Qwest has acquired its interest in the Data Center.

(b)	Qwest may install and implement such software and equipment as it deems necessary and appropriate in order to properly access and monitor the Customer Equipment and Customer Web Site in the course of providing the Services hereunder and Customer grants Qwest all right and permissions in connection therewith, subject to the confidentiality provision of Section II.18. below. Qwest agrees to notify Customer when it accesses Customer’s data and website unless otherwise described in the Service Description.

II.7. Permissible Use of the Data Center and Premises. Customer agrees to use the Data Center and Premises only for the purposes described herein above and to interconnect with Qwest’s network. Customer’s Representatives shall not use any of the following in the Data Center or the Premises: explosives, tobacco-related products, weapons of any sort, cameras, video tape recorders, flammable liquid or gases or similar materials, electro-magnetic devices, or other materials or equipment that Qwest, at any time and at its sole discretion, deems prohibited. Customer will not alter or tamper with in any way the property or space within the Data Center. Only Customer Representatives shall be permitted to access the Premises and the Data Center on Customer’s behalf. Qwest, at its reasonable discretion may refuse to allow a Customer Representative to enter the Premises or the Data Center.

II.8. Equipment Deployment and Maintenance.

(a)	Prior to installation and thereafter upon Qwest’s reasonable request, Customer will provide Qwest a list of all Customer Equipment installed or to be installed in the Premises. If Customer desires to make any changes to its Customer Equipment (“Equipment Change”), it shall: (i) advise Qwest in writing of the nature of any such change; and (ii) not attempt to make such Equipment Change until Qwest approves such change in writing. Qwest shall either approve or disapprove of such Equipment Change within ten (10) business days of its receipt of such request.

(b)	Qwest may, upon thirty (30) days prior written notice and at its expense, relocate any Customer Equipment (“Equipment Relocation”) to comply with building and/or fire codes (“Non-Emergency Equipment Relocation”). If an emergency event requires the immediate rearrangement or relocation of Customer Equipment (“Emergency Equipment Relocation”), Qwest may rearrange or relocate the Customer Equipment (with the same care used by Qwest in handling its own equipment) as is reasonably necessary, and at its expense, to respond to the emergency, and Customer authorizes Qwest to take such remedial actions. Qwest shall use reasonable commercial efforts to notify Customer prior to performing the necessary Emergency Equipment Relocation. In the event of an Equipment Relocation, Qwest will use commercially reasonable efforts to relocate such Customer Equipment to a location which will afford comparable environmental conditions and accessibility. Furthermore, the parties will work together in good faith to minimize any resulting disruption of Customer’s Services as a result of such relocation. In the event of an emergency in the CyberCenter, Qwest’s work shall take precedence over Customer’s operations in the Premises. Qwest agrees to reimburse Customer for any direct damages caused to Customer Equipment as a result of the Equipment Relocation where such damage is the direct result of Qwest’s gross negligence or willful misconduct. Qwest will not undertake any Equipment Relocation for convenience during the Term of the Agreement.

(c)	Qwest will periodically conduct normal scheduled maintenance within its Data Centers as set forth in Addendum B-2, during which time Customer Equipment may be unable to transmit or receive data and Customer may be unable to access its Equipment. Qwest shall provide Customer with reasonable notice prior to conducting any additional normal maintenance.

II.9. Customer Data and Software. If indicated on the Service Description, Qwest will, on Customer’s behalf, use commercially reasonable efforts to: (i) make available and accessible on the Qwest network and/or World Wide Web, as appropriate, the Customer Web Site; and (ii) reproduce the Customer Data on the Customer Web Site. Customer shall deliver the Customer Data to Qwest: (i) in digital or such other form as may be reasonably requested by Qwest; and (ii) in the manner and meeting the specifications and delivery schedule which may be set forth in the Service Description. Customer will at all times retain complete copies of the Customer Data and if it should be lost or damaged while stored at the Data Center, Customer shall redeliver the same to Qwest, as stated in this Section II.9. Customer shall be solely responsible for the editorial supervision of the Customer Data. Customer shall review the Customer Data prior to delivery to Qwest to ensure that it complies with Customer’s representations and warranties as contained in this Agreement.

II.10. Software and Documentation Provided by Qwest. In consideration for the payment of any applicable charges, Customer is granted the right to use the Software, if any, strictly in accordance with and subject to any accompanying documentation (the “Documentation”). Except as may be specifically set forth in the Documentation, Qwest makes no representations and warranties with respect to the Software. Qwest will pass through and assign to Customer all rights and warranties provided by third party licensors of the Software to the extent that such licensors permit such pass through and assignment. Any costs of such assignment shall be borne by Customer. Except as specifically set forth herein, Qwest has no obligation to provide maintenance or other support of any kind for the Software, including without limitation any error corrections, updates, enhancements or other modifications.

CONFIDENTIAL

QWEST COMMUNICATIONS CORPORATION

Web Hosting and Internet Access Service Agreement

II.11 Limitation and Reservation of Rights. Nothing contained herein and no use of the Premises or the Data Center by Customer or Customer’s payment of any charges shall create or vest in Customer any easement or other property right of any nature in the Premises or Data Center or any property of Qwest or to limit or restrict Qwest’s right to access, operate and use the Premises, Data Center and facilities therein at Qwest’s discretion.

II.12 Installation of Customer Equipment.

(a)	Qwest shall provide for the installation of Customer’s Equipment as stated in this Agreement and in the Service Description. Customer shall give Qwest ten (10) days notice prior to the date of requested installation.

(b)	This Section II.12(b) shall apply only to customers who are responsible for installation of the Customer Equipment as set forth in the Service Description. Except as otherwise set forth in the Service Description, Customer shall engineer, furnish, install and test, at its sole cost and expense, all Customer Equipment. Customer shall give Qwest ten (10) business days notice prior to commencing installation, and installation and testing shall: (i) not begin until Qwest grants permission to Customer to commence same; and (ii) shall at all times be under the direct supervision of an authorized employee or agent of Qwest. All Customer Equipment shall be clearly labeled with Customer’s name and contact information. Upon completion of installation, Customer shall remove all installation material from the Data Center and Premises and shall restore same to their pre-installation condition. Customer Equipment shall, at all times, remain the property of Customer. No later than four (4) weeks prior to the date proposed for installation of Customer Equipment, Customer shall submit for Qwest’s approval specifications pertaining to Customer’s use of the Data Center and Premises in a mutually agreed upon form. No later than ten (10) business days after receipt of such engineering plans and specifications, Qwest shall notify Customer of its approval of such plans and specifications, or of any changes required thereto (“Qwest Response”). The Qwest Response shall include space assignment, any charges payable by Customer in order for Qwest to prepare the Data Center or Premises for use by Customer (such as wiring, construction of cage or dividing walls, etc.) and a date when the Data Center Premises will be ready for installation of the Customer Equipment. In the event the Qwest Response sets forth modifications to Customer’s initial submission and Customer does not object to such modifications within five (5) business days of receipt of such Qwest Response: (i) Qwest shall proceed with the work required to prepare the Data Center and Premises for use by Customer; and (ii) Customer shall reimburse Qwest for the full cost of such work within thirty (30) days after receipt of Qwest’s invoice therefor.

II.13. Maintenance of Customer Equipment. Except as specifically set forth in the Service Description, Qwest shall have no obligation with respect to the Customer Equipment and/or any Customer software, except that Qwest shall be obligated to maintain the Customer Equipment in a reasonably safe condition. In cases where Qwest provides maintenance services as set forth in the Service Description, Customer is required to enter into the applicable vendor maintenance agreement. Qwest’s obligation to provide temporary replacement equipment is subject to reasonable availability as contemplated in the Service Description.

II.14. Access to Premises. Customer agrees to comply with the requirements of any lease, rules and regulations of Qwest or its lessor, including but not limited to the Qwest Standards for Facility Security and Rules of Conduct (the “Standards”). A current copy of the Standards, which are subject to change at Qwest’s sole discretion, are set forth in the Service Description and are available from the Qwest Call Management Center. Customer shall defend and indemnify Qwest from (i) any claims by Customer’s employees, agents and contractors except claims for death or injury proximately caused by Qwest’s gross negligence or willful act and (ii) any damages caused by Customer, its employees, agents and contractors relating to any damages caused by them to the Data Center, Qwest’s equipment or equipment of Qwest’s customers and any other damages relating thereto. Qwest shall endeavor to provide Data Center-specific contact telephone numbers to Customer. Qwest shall have the authority, without subjecting Qwest to any liability, to suspend Customer’s work operations in and around the Premises if, in Qwest’s sole discretion, any hazardous conditions arise or any unsafe or insecure practices are being conducted by Customer’s employees, agents or contractors. All of Customer’s work in the Data Center and Premises shall be performed in a safe and workmanlike manner.

II.15. Emergencies. In the event of any emergency event that either is or will immediately become service affecting, Qwest’s work shall take precedence over Customer’s operations on the Premises; and Qwest may rearrange the Customer Equipment (with the same care used by Qwest in rearranging its own equipment) as is reasonably necessary to respond to the emergency. In the event of any emergency involving the Customer Equipment, Qwest shall use reasonable commercial efforts to notify Customer prior to performing whatever repair and maintenance is necessary to respond to the emergency (“Emergency Measures”), and Customer authorizes Qwest to take such repair and maintenance actions, irrespective of whether Qwest actually provides notice.

II.16. Inspection and Remedial Rights.

(a) Qwest may make periodic inspections of any part of Customer Equipment upon reasonable advance notice to Customer, and Customer shall have the right to be represented during such inspections; provided, however, that if, in Qwest’s judgment, such notice is not commercially practicable, Qwest may make such inspection immediately but shall thereafter provide notice of the inspection to Customer. The making of periodic inspections or the failure to do so shall not operate to impose upon Qwest any liability of any kind whatsoever, nor relieve Customer of any responsibility, obligation or liability assumed under this Agreement. If any part of the Customer Equipment is not installed and maintained in accordance with the terms and conditions hereof, and Customer has not corrected such non-compliance within ten (10) days after receipt of notice thereof from Qwest, Qwest may, at its option: (i) terminate the Agreement; or (ii) correct said condition at Customer’s expense. If such condition poses an immediate threat to the safety of Qwest’s employees or the public, interferes with the performance of Qwest’s network facilities, or poses an immediate threat to the physical integrity of Qwest’s facilities, Qwest may, without providing Customer prior notice, perform such work and take such action that it deems reasonably necessary (“Corrective Action”). In the event Qwest shall engage in such Corrective Action, Qwest shall not be liable for damage to Customer Equipment or for any interruption of Customer’s services. As soon as practicable after taking such Corrective Action, Qwest will advise Customer in writing of the work performed or the action taken and Customer shall promptly reimburse all reasonable expenses incurred by Qwest in connection therewith.

(b) Up to once per quarter during the Term of this Agreement and upon Customer’s request, Qwest shall provide Customer with a tour of the Data Center at a date and time mutually agreed upon by Customer and Qwest.

II.17. Removal of Customer Equipment. Upon termination of this Agreement, except in the case of Premium Services (as defined in Addendum B-2), Customer shall remove the Customer Equipment within ten (10) business days and Customer shall remain liable for any charges associated therewith as set forth in the Agreement. If Customer fails to remove the Customer Equipment within such period, such Customer Equipment shall be deemed abandoned; and Qwest may, without liability, remove the Customer Equipment, and Customer shall reimburse Qwest for all costs associated therewith. In the event of non-payment by Customer of sums overdue for more than sixty (60) days, or if Customer is otherwise in breach of the Agreement, Qwest may, upon ten (10) days written notice to Customer, either retain any Customer Equipment or other assets of Customer then in Qwest’s possession and sell them in partial satisfaction of such unpaid sums or request Customer to remove Customer Equipment from Qwest’s premises within ten (10) days of such request. If Customer fails to so remove, Qwest may deliver the Customer Equipment to Customer at the address of Customer set forth in the Agreement, and Customer shall be obligated to accept such delivery; provided, however that Customer shall be fully responsible for all expenses associated therewith.

II.18. Confidentiality. During the Term, each party will have access to certain confidential information of the other concerning such party’s business, including such party’s products, services, technical data, trade secrets, inventions, processes, and customer information. All such information shall be deemed “Confidential Information.” Each party shall use the Confidential Information of the other solely to perform this Agreement, and all Confidential Information shall remain the sole property of the respective parties. With regard to Confidential Information, the parties shall use the same care as it uses to maintain the confidentiality of its own confidential information, which shall be no less than reasonable care, and shall not make disclosure of the Confidential Information to any third party without the written consent of the Disclosing Party, except to employees, consultants or agents to whom disclosure is necessary to the performance of this Agreement and who are bound by a duty of confidentiality. Information shall not be deemed confidential if it (1) is known to the receiving party prior to receipt from the disclosing party as reasonably evidenced by such party; (2) becomes known to the receiving party from a source other than one, to receiving party’s knowledge, who is under an obligation of confidentiality to the disclosing party; (iii) becomes publicly known or otherwise ceases to be confidential other than by a breach of the receiving party; (iv) is independently developed by receiving party other than by a breach of this Agreement.

CONFIDENTIAL

QWEST COMMUNICATIONS CORPORATION

Web Hosting and Internet Access Service Agreement

II.19. Insurance. Customer shall procure and maintain throughout the Term, the following insurance as provided by an insurance company or companies reasonably satisfactory to Qwest:

(a)	standard form property insurance insuring against the perils of fire, vandalism, and malicious mischief extended coverage (“all risk”) covering all Customer Equipment located in the Premises in an amount not less than its full replacement cost.

(b)	Commercial general liability insurance insuring against any liability arising out of the license, use or occupancy of the Premises by Customer in an amount of not less than $2 million combined single limit coverage for injury or death of one more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence.

(c)	Professional liability insurance (including Multimedia Errors and Omissions insurance) insuring against any liability arising out of the use or publication of the Customer Data or the Customer Web Site at the Data Center. Such insurance shall be in the amount of $2 million per occurrence and $5 million in the aggregate.

(d)	worker’s compensation insurance as required by any applicable worker’s compensation or similar statute and employers liability insurance with minimum limits of $1 million per occurrence.

(e)	business automobile insurance in an amount not less than $1 million per occurrence covering all autos used at the Premises, including owned, non-owned and hired autos.

Customer shall provide a certificate of insurance evidencing the above requirements and in the case of (b) and (c) above, the policies shall (a) list Qwest as an additional insured, (b) contain a cross liability provision, and (c) contain a provision that such insurance shall be primary and noncontributing with any other insurance available to Qwest. All policies shall require notice to Qwest of not less than sixty (60) days prior to any cancellation or material change in any coverage.

This Agreement shall not be binding upon Qwest until signed by Customer and countersigned by a Qwest Director of Offer Management. Qwest reserves the right to withdraw the offer contained herein in the event this Agreement is not executed by Customer and delivered to Qwest on or before December 5, 2002.

SALESFORCE.COM

/s/ Steve Cakebread Signature

Steve Cakebread, SVP and CFO Name and Title

12-31-02 Date

QWEST COMMUNICATIONS CORPORATION

/s/ John David R. Robertson Signature

1-8-03 Date

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

[GRAPHIC APPEARS HERE]	QWEST DEDICATED HOSTING SERVICES AGREEMENT
HOSTING SERVICES-DEDICATED HOSTING, MANAGED TAPE
BACKUP AND INTERNET ACCESS ORDER FORM

EXHIBIT H2

[GRAPHIC APPEARS HERE] Shaded sections are mandatory fields that MUST be filled out for your order to be processed and provisioned!

Click “F1” and view the status bar for help text.

ORDER INFORMATION
Internal Customer Order? Yes No ☐ If “Yes”, PO #:	Qwest CyberCenter Location: Sunnyvale

New Account: ☐

Existing Hosting Account #: 56-645712

Select service actions needed on this form: (check all that apply.)

Install items: ☒ Disconnect items: ☐ Change Pricing of Items: ☐

(see order line item dropdown to specify items)

Full Hosting Disconnect: ☐ Disconnect reason:

Records/Admin Change Click to Choose If “Other”:

Contract Length: 1 Year

Affiliate/Reseller Name:

Customer Invoice/Discount Group ID #:

Monthly Estimated Revenue (for credit approval):

Siebel Sales Opportunity ID: 1,384,368

Siebel Credit Approval ID: 1330786

CRN: (This Customer Reference Number is provided when a reservation is granted for a Partner center only)

Customer Desired Turn-Up Date: (Billing will commence on the actual turn-up date or the Customer desired date, whichever is later.)	Promo Code: PLEASE INDICATE PROMO CODE ON ITEM-BY-ITEM BASIS BELOW.
Order Date / Customer Signed Date: (Date customer signed this form.)	OMR Number: 67647 (mandatory for non-standard pricing)
Signed By: (Customer employee name)	Comments:
Number of Servers/Devices to be installed: (Not for billing, must enter quantity, must match item quantity on Equipment Summary Worksheet and Network diagram.)

Basic:	Server Monitoring:	Enhanced:	Premium:	Perf 99.5:	Perf 99.95:	Managed:	Managed Switch/Router:

Qwest Total Advantage (QTA) QTA Contract Information (fields for QTA contracts only, if QTA, all fields in RED below and above are mandatory)
QTA Term & Revenue Commitment Contract: Click to Choose If other, specify:	Product Code: Click to Choose If other: Note: If Qwest Total Advantage (QTA), Select the corresponding QTA Revenue Commitment Milestone.
QTA Contract Signed Date:	QTA Contract Signed By: (Customer Name)
Contract Code #: Note: If a Contributory or Recipient Qwest Total Advantage service, enter appropriate QTA contract code. If stand-alone service, enter the product-specific contract code.
Customer Existing Discount Group ID # Note: A New Discount Group ID and a Master Contract Account are required with New Qwest Total Advantage Contracts. If this is a new QTA contract, Submit the Master Contract Account and Discount Group ID Request Form at the following URL: [***]

PRIMARY CUSTOMER CONTACT	CUSTOMER BILLING ADDRESS
Company Name: Salesforce.com	Name: Salesforce.com
Customer Contact Name: Jim Cavalieri	Address: One Market Street, Suite 300
Address: One Market Street, Suite 300	City: San Francisco
City: San Francisco	State: CA	Zip: 94105
State: CA	Zip: 94105	Phone Number 415-901-7000
Phone #: [***]	Fax #:	Fax:
User access password (optional):
ADMINISTRATIVE CONTACT	TECHNICAL CONTACT (PRIMARY)	TECHNICAL CONTACT (SECONDARY)
Name:	Name: Carter Busse	Name:
Phone:	Phone:[***]	Phone:
Pager:	Pager:	Pager:
Cell Phone:	Cell Phone: [***]	Cell Phone:
Email:	Email: [***]	Email:

QWEST Sales Representative Information
Sales Rep Name: Greg Harper	Sales Manager Name: Steve O’Brien
Sales Rep ID: [***]	Sales Channel ID: GBA AIP
Sales Rep Phone #: [***]	Sales Group ID:
Sales Rep E-Mail: [***]	Comment:
AIP/QIS Sales Representative Information (Order contact if different from or in addition to Sales Rep Information)
Name: Keith Bui	E-mail: [***]
Phone #: [***]	Cell Phone: [***]
Comment:
ACCOUNT CONSULTANT/RESPONSIBLE INDIVIDUAL (Order contact if different from or in addition to Sales Rep Information)
Name: Andrea Jaksa	Phone #: [***]	E-mail: [***]

QWEST ENGINEERING CONTACT INFORMATION
SE / PE	SME
Name: Paul Caturegil	Name:
Phone: [***]	Phone:
Pager:	Pager:
Cell Phone:	Cell Phone:
Fax:	Fax:

*** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL TREATMENT REQUESTED

[GRAPHIC APPEARS HERE]	QWEST DEDICATED HOSTING SERVICES AGREEMENT
HOSTING SERVICES-DEDICATED HOSTING, MANAGED TAPE
BACKUP AND INTERNET ACCESS ORDER FORM

EXHIBIT H2

Email:	Email:

ETHERNET PRICING TABLES

Precise Burstable Ethernet - Primary Ports – Usage MRC’s are per Mbps; 95th percentile measurement 2

Level	Promo	Action	Minimum Usage	Qty	Unit NRC	Unit MRC	Total NRC	Total MRC
100 Mbps Port - Minimum		Change pricing	[***]	1	$[***]	$[***]	$[***]	$[***]
	Usage above minimum		$[***] per Mbps

2. Samples are taken for both in-bound utilization as well as out-bound utilization. The higher of inbound and outbound for each 5 minute interval throughout the month will be sorted, and the 95th percentile of those items will be computed. The 95th percentile will be used as the basis for the month’s bill. For each Primary Port ordered Customer shall be billed the higher of (i) the Minimum Ethernet MRC (in the event Customer’s 95th percentile usage is equal to or less than the applicable Minimum Usage) or (ii) an MRC equal to the Minimum Ethernet MRC plus an amount equal to the product of the 95th percentile usage in excess of the applicable Minimum Usage for such month multiplied by the applicable Unit MRC.

CUSTOM CONFIGURATIONS (Authorization and pricing provided by Qwest’s Offer Management Group)

DESCRIPTION	Action	Qty	Unit NRC	Unit MRC	Total NRC	Total MRC
BGP support per customer router (contract addendum required through Offer Management)	Add	1	N/A	$[***]	N/A	$[***]

TOTAL COMMITMENTS	NRC	MRC
Adds:
Disconnects:
Change Pricing:	[***]	$[***]
TOTALS:

Other Rates, Discounts and Terms and Conditions:

1.      Minimum Service Term. Notwithstanding the Minimum Service Term described in Section 5 of Exhibit H, the term for each Service ordered hereunder shall commence on the Start of Service Date for the Service installed pursuant to this Exhibit H and shall continue for Twelve (12) calendar months from the Start of Service Date (the “Minimum Service Term”).

2.      CyberCenter(s): The pricing set forth herein shall only apply to Ethernet Connections and Hosting Services (collectively, the “Services”) provisioned to Customer at Qwest’s Sunnyvale Cybercenter(s) (“Customer Site”). This Agreement shall be amended in writing to include additional Qwest CyberCenters. All other services at additional Qwest facilities or Cybercenters shall be ordered and priced separately and shall be provided by Qwest subject to availability.

3.      Waiver(s): [***] percent ([***]%) of the Ethernet Port NRCs specified in this Order Form above are waived provided, however, that in the event (i) the Agreement is terminated prior to completion of the then-effective Term or (ii) any individual component subject to this waiver does not remain installed for a period of at least twelve (12) consecutive months (“Minimum Installation Term”), Customer shall be required, within thirty (30) days of such termination or insufficient installation, to repay (in addition to any applicable early termination fees set forth in the Agreement) the amount of the applicable NRC(s) waived pursuant to the Section, [***]. The preceding waiver shall not apply to NRCs related to power, nor to third party provider or carrier services that Qwest purchases on behalf of Customer, pursuant to this Order Form.

This Agreement shall not be binding upon Qwest until countersigned by a Director of Offer Management for Qwest. Qwest reserves the right to withdraw the offer contained herein in the event this Agreement is not executed by Customer and delivered to Qwest on or before December 31, 2002.

Customer acknowledges by this signature that the signatory has the authority to represent the company in placing this order.

Salesforce.com	Qwest Communications/Corporation

Print Name of Customer	Print Name of Qwest Representative

/s/ Steve Cakebread	/s/ John David R. Robertson
Signature of Customer	Signature of Qwest Representative

SRVP & CFO
Title	Title

12 - 31 - 02	1/8/03
Date	Date

*** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL TREATMENT REQUESTED

AMENDMENT

TO

THE WEB HOSTING SERVICE AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Web Hosting and Internet Access Service Agreement by and between Salesforce.com (“Customer”) and Qwest Communications Corporation (or through its subsidiary Qwest Internet Solutions) (“Qwest”) as may have been previously amended (the “Agreement”) is binding upon Customer’s signature, so long as subsequently accepted by Qwest (“the Amendment Effective Date”). All capitalized terms used herein which are not defined herein shall have the definition as set forth in the Agreement. (Qwest and Customer are collectively referred to herein as the “Parties”). The Parties hereby agree to amend the Agreement with this Amendment as follows:

1. BGP Service. The BGP services described below (the “New Services”) shall be added to, and constitute a part of, the Agreement and Customer’s existing dedicated hosting services (“Services”). The New Services shall be subject to all other terms and conditions of the Agreement not expressly addressed in this Amendment.

(a)	At Customer’s request, Qwest shall permit Customer to implement Border Gateway Protocol (“BGP”) functionality into the Service to enable Customer to utilize a third party back-up or default internet service provider (“Backup ISP”); provided, however, that:

(i)	Customer shall provide Qwest with bandwidth monitoring capability via the Multiple Router Traffic Graphs (“MRTG”) tool. Access by Qwest will be through a dynamic web-site or mutually agreed upon static reports at Qwest’s request. Customer shall provide MRTG reports to the email address specified in the request, no more than 5 days following Qwest’s request for such report. Customer represents that traffic reported in MRTG reports shall represent the total aggregate, full duplex bandwidth usage with separate graphs depicting in and out traffic flows; and

(ii)	Before BGP is implemented or thereafter modified, Customer shall submit for Qwest’s approval, the BGP configuration parameters of Customer’s routers. No later than ten (10) business days after receipt of such BGP configuration parameters, Qwest shall notify Customers of its approval of or any changes required thereto.

(b)	Customer is solely responsible for the implementation, configuration, and maintenance of Customer’s BGP. In the event Qwest believes the BGP may be causing a network issue or problem, Customer agrees that it shall provide to Qwest, upon Qwest’s email request to the Customer, with the Simple Network Management Protocol (“SNMP”) read-only password(s) (“SNMP Passwords”) to Customer’s BGP routers within fifteen (15) minutes of receiving such request from Qwest. In the event Customer does not provide the SNMP Passwords to Qwest within the fifteen minute period immediately following Qwest’s request, Qwest may disable the BGP during such troubleshooting if Qwest were to deem it necessary to do so using commercially reasonable judgment. In the event the Customer does not provide Qwest with the MRTG reports within five (5) days from Qwest’s request, Qwest will disable the BGP.

(c)	Any request(s) made by Qwest to Customer pursuant to subsections 1(a) and (b) of this First Amendment shall be made by email to the following address: [***]

(d)	At Customer’s request, Qwest shall use commercially reasonable standards to set up BGP peering between Qwest’s Autonomous System Number (“ASN”) and Customer’s ASN. Qwest shall accept Network Layer Reachability Information (“NLRI”) based upon the sub-allocated IP address range provided to Customer. Qwest agrees not to aggregate the NLRI such that upon the existence of Reachability Problems (as hereinafter defined), the NLRI will be withdrawn therefore allowing BGP to automatically select the Backup ISP. “Reachability Problems” means a loss of connectivity between the Customer’s routers and the Qwest Backbone.

(e)	Qwest shall permit Customer to accept inbound traffic from the Backup ISP due to independent autonomous systems routing policies.

(f)	Customer agrees that in the event it utilizes a Backup ISP, the Customer shall commit to Qwest on a monthly basis an [***] to Qwest in that month. The Customer agrees that its commitment is based on the capacity of alternate carrier’s circuit the Customer brings into the CyberCenter. By way of example and not limitation, if the Customer brings in a DS-3 from a Backup ISP, the Customer’s commitment to Qwest is at least [***], and, if the Customer adds an OC3 to the DS-3, its commitment shall increase to [***]. Customer agrees to keep all usual and proper books of account, records and other documentation relating to the usage, measurement, and billing of Customer’s usage of the Service and of the services of any and all Backup ISPs (“Usage Data”). Customer agrees to provide Qwest with a copy of the Usage Data upon request. . Backup ISP Internet Ports Capacity is in Mbps.

*** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL

CONFIDENTIAL TREATMENT REQUESTED

(g)	In order to verify Customer’s compliance with this First Amendment, Qwest, at its sole discretion, may conduct an audit and inspection (collectively, “Audit”) of: (i) Customer’s Usage Data, and (ii) the configuration parameters of Customer’s routers. Customer shall cooperate with respect to Qwest’s performance of the Audit. Qwest shall bear the cost of the Audit, provided, however, that Customer shall be responsible for the cost of the Audit in the event that any “Unauthorized Backup Usage” (as hereinafter defined) is revealed by the Audit. “Unauthorized Backup Usage” is defined as Backup ISP Internet Ports Capacity which is in excess of the committed monthly bandwidth with Qwest. In the event any Unauthorized Backup Usage is discovered, Customer shall pay to Qwest within thirty (30) days of Qwest’s request therefore the sum of: (i) the product of [***] times the total amount of rates and charges to which Customer would have been subject if Customer had, for the duration of the period of Unauthorized Backup Usage, committed the total amount of Backup ISP Internet Ports Capacity to Qwest, and (ii) an amount equal to the cost of the Audit.

(h)	For each Customer router that supports BGP functionality, Customer shall, in addition to all other rates and charges applicable under the Agreement, be subject to the BGP MRCs set forth in the hosting order form.

2. Effective Date. This Amendment shall be effective as of the date it is executed by Qwest and signed by the Director of Offer Management for Qwest after Customer’s execution (the “Amendment Effective Date”) and be deemed incorporated by reference into the Agreement. The terms and rates for the New Services shall be effective as of the Amendment Effective Date.

3. Miscellaneous. All other terms and conditions in the Agreement or any attachments thereto, including without limitation, those relating to rate changes and Customer’s existing term, revenue and/or utilization commitment(s), shall remain in full force and effect (unless modified herein) and be binding upon the Parties. This Amendment and the Agreement set forth the entire understanding between the Parties as to the subject matter herein, and supersede any prior written or verbal statements, representations, and agreements concerning the subject matter hereof. In the event there are any inconsistencies between the two documents, the terms of this Amendment shall control.

This Agreement shall not be binding upon Qwest until signed by Customer and countersigned by a Qwest Director of Offer Management. Qwest reserves the right to withdraw the offer contained herein in the event this Agreement is not executed by Customer and delivered to Qwest on or before December     , 2002.

IN WITNESS WHEREOF, an authorized representative of each Party has executed this Amendment as of the date of full execution by Qwest as set forth below.

Customer: Salesforce.com	Qwest Communications Corporation
Print Name of Customer	John David R. Robertson Director of Offer Management

/s/ Steve Cakebread Signature of Customer	/s/ John David R. Robertson Signature of Director of Offer Management

SRVP & CFO Title	1/8/03 Date

12-31-02 Date

*** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL